Exhibit 10.33
Finisar Corporation
RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     1. Kevin Cornell (“Employee”) was employed by Finisar Corporation (the “Company”) on or about January 20, 2003. Employee resigned from his employment with the Company on July 15, 2005. It is the Company’s desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Employee, provided that Employee has not previously revoked this Agreement by written notice to Dee Miller at the Company (the “Effective Date”).
     2. Employee and the Company agree that Employee resigned as an officer of the Company on June 27, 2005, and from his employment as an employee of the Company on July 15, 2005 (the “Resignation Date”). The period between the Resignation Date and December 31, 2005, shall be referred to hereinafter as the “Severance Period.”
     3. The Company shall provide Employee with the following benefits after the Effective Date:
          (a) during the Severance Period, the Company will continue to pay Employee’s base salary at his current base salary rate, less applicable withholding; such payments will be made in accordance with the Company’s normal payroll procedures;
          (b) during the Severance Period, in the event that Employee timely elects to obtain continued group medical and dental insurance coverage under COBRA, the Company will pay the premiums for such coverage; thereafter, Employee may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA; and
          (c) the Company agrees that it will not contest any claim for unemployment benefits that may be filed by Employee after the Resignation Date.
Employee acknowledges and agrees that he was paid all wages (including accrued, unused paid time off) that he earned during his employment with the Company. Employee understands, acknowledges, and agrees that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.
     4. Employee and his legal successors and assigns release and forever discharge the Company and its current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, affiliates, legal successors and assigns of and from any and all claims, demands, debts, liabilities, actions and causes of action, whether now known or unknown, suspected or unsuspected, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of contract, breach of implied covenant of good faith and fair dealing, negligence, breach of fiduciary duty, wrongful termination, fraud, misrepresentation, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law, or any claims under the California Labor Code.
     5. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.
Employee waives any rights that he has or may have under section 1542, or any similar provision of the laws of any other applicable jurisdiction, to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.
     6. Employee agrees that he will continue to be bound by and comply with the terms of any confidentiality/assignment of invention agreements between the Company and Employee. Employee further agrees that he will return to the Company, on or before the Effective Date, all Company property, equipment, and documents (whether in written or electronic form, and all copies thereof) that are in his possession, custody or control.
     7. During the Severance Period, Employee will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any person or entity that makes, sells, develops, distributes or markets any products or services that compete with any products or services offered by the Company. In the event Employee elects to engage in any activity in conflict with the previous sentence, he shall be free to do so, but following the date on which he makes such election Employee will have no right to receive any further compensation or benefits under paragraph 3.
     8. During the Severance Period, Employee shall remain available to perform work or services for the Company as necessary to complete an orderly and professional transition of his duties and responsibilities.

     9. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.
     10. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 6 and any applicable stock option agreements between the parties. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.
EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN DAYS AFTER HE SIGNS IT, AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL THAT SEVEN DAY REVOCATION PERIOD HAS EXPIRED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated: July 28, 2005

Dated: July 28, 2005

/s/ Kevin Cornell
Kevin Cornell
Finisar Corporation

By:	/s/ Jerry S. Rawls

Its:	Chief Execative Offier

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